Exhibit-(a)(5)(C)

U.S. Xpress Enterprises, Inc.
September 26, 2007

Dear U.S. Xpress Stockholder:

As you may already be aware, New Mountain Lake Acquisition Company, a Nevada Corporation (“Purchaser”), and a wholly owned subsidiary of New Mountain Lake Holdings, LLC, a Nevada limited liability company (“Holding Company”), has commenced a tender offer to purchase for cash all outstanding shares of the Class A Common Stock, par value $.01 per share (the “Class A Shares”) of U.S. Xpress Enterprises, Inc. (the “Company”), other than the Class A Shares already owned by Purchaser, Holding Company and the Continuing Investors (as defined below) at a price of $20.10 per Class A Share (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and conditions set forth in the Offer to Purchase, dated September 12, 2007 (the “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal,” and, which, collectively with the Offer to Purchase, and as may be amended from time to time, constitutes the “Offer”). Holding Company is owned by Patrick E. Quinn, Max L. Fuller, Quinn Family Partners and Max Fuller Family Limited Partnership (collectively, the “Continuing Investors”).

The board of directors of the Company has appointed the undersigned special review committee of disinterested directors (the “Special Committee”) to consider and act on behalf of the Company’s full board of directors with respect to the Offer. The Special Committee consists of John W. Murrey, III, James E. Hall, and Robert J. Sudderth, Jr., none of whom is an officer or employee of the Company or has any affiliation with Purchaser, except as a security holder or director of the Company, and no member of the Special Committee has any agreement or promise of future benefit from Purchaser or any of its executive officers, directors or affiliates.

As the Special Committee acting on behalf of the Company’s full board of directors, we are required under the rules of the Securities and Exchange Commission to inform you of our position, if any, with respect to the Offer. In that regard, we hereby inform you that the Special Committee is expressing no opinion to the Company’s stockholders and is remaining neutral with respect to the Offer. The Special Committee has made no determination whether the Offer is fair and in the best interests of the holders of the Class A Shares, and is making no recommendation regarding whether the holders of Class A Shares should accept the Offer and tender their Class A Shares.

The Special Committee has determined that the decision of a Company stockholder regarding whether or not to tender its Class A Shares in the Offer is a personal investment decision based on each individual stockholder’s particular circumstances. In arriving at this position, the Special Committee gave careful consideration to a number of factors that are described in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 that is enclosed with this letter and has been filed with the Securities and Exchange Commission. None of the members of the Special Committee currently intend to tender their Class A Shares in the Offer.

The Special Committee urges each stockholder to make its own decision regarding the Offer based on all of the available information, including the adequacy of the Offer Price, in light of the stockholder’s own investment objectives, the stockholder’s view as to the Company’s prospects and outlook, and the factors considered by the Special Committee as described in the enclosed Solicitation/Recommendation Statement on Schedule 14D-9 and any other factors the stockholder deems relevant in its investment decision. The Special Committee also urges each Company stockholder to consult with its financial and tax advisors regarding the Offer. Finally, we urge you to read the enclosed materials carefully, as well as the Offer to Purchase and the other Offer materials, prior to making any decision regarding the Offer.

Very truly yours,

John W. Murrey, III	James E. Hall	Robert J. Sudderth, Jr.